John B. Sanfilippo & Son, Inc. Reports Fiscal 2026 Second Quarter Results

Record Breaking Net Sales Drove a Diluted EPS Increase of 31.9% to $1.53 per Share

Elgin, IL, January 29, 2026 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2026 second quarter ended December 25, 2025.

Second Quarter Summary

•
Net sales increased $13.7 million, or 4.6%, to $314.8 million
•
Sales volume decreased 9.3 million pounds, or 9.7%, to 87.0 million pounds
•
Gross profit increased 13.2% to $59.2 million
•
Diluted EPS increased 31.9% to $1.53 per share

CEO Commentary

“We delivered strong top-line growth and achieved an approximately 32% increase in diluted earnings per share for the quarter, driven by executing our ongoing strategic initiatives of disciplined cost management, operational efficiencies and strategic pricing actions. While these results are encouraging, we continue to navigate headwinds from shifting consumer behavior, emerging health and wellness trends and elevated retail selling prices, which weighed on overall sales volume. However, we have a strong and diverse set of products that align with these emerging health and wellness trends and priorities, and we are further expanding our pipeline with new innovations to capitalize on these trends and growth opportunities. We believe that the recent reduction in trade tariffs on most imported nuts, primarily cashews, should help lower selling prices of certain products over time and support future demand. I am confident that we have the right team, capabilities and focus to navigate this dynamic environment successfully, capitalize on growth opportunities and deliver long-term value for our shareholders,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

Second Quarter Results

Net Sales

Net sales for the second quarter of fiscal 2026 increased $13.7 million, or 4.6%, to $314.8 million. This increase was primarily driven by a 15.8% increase in the weighted average selling price per pound, which was partially offset by a 9.7% decline in sales volume (pounds sold to customers). The increase in the weighted average selling price per pound was largely attributable to higher commodity acquisition costs for all major tree nuts and peanuts. Sales volume decreased across most major product types. Approximately half of the sales volume decline was attributable to granola sold in the contract manufacturing channel, a non-core and temporary business opportunity, while our core business of walnuts, almonds, and pecans achieved volume growth during the quarter.

Sales Volume

Consumer Distribution Channel -8.4%

The decrease in sales volume was primarily driven by a 7.9% decline in private brand sales, due to lower volumes in private label bars and, to a lesser extent, nuts and trail mix. Nuts and trail mix sales were impacted by higher retail prices, soft demand, including consumer downsizing, and reduced distribution at a major mass merchandiser. These declines were partially offset by new business with an existing customer and improved performance at another mass merchandiser. Bar sales declined as prior year's volumes were elevated by low industry-wide inventory levels and the lingering impact of a national brand recall, which temporarily boosted private label bars demand. A strategic reduction in sales to one grocery retailer also contributed to the bars decline. Branded sales were negatively impacted by lost distribution of Orchard Valley Harvest at a major non-food customer and the timing of Fisher snack promotions also at a major non-food customer.

Commercial Ingredients Distribution Channel -1.1%

Sales volume remained relatively unchanged, with a decline of 1.1%.

Contract Manufacturing Distribution Channel -26.5%

This reduction in sales volume was primarily driven by the decreased granola volume processed at our Lakeville facility, which was partially offset by increased snack nut sales to a customer added during the second quarter of the prior year.

Gross Profit

Gross profit increased $6.9 million to $59.2 million and gross profit margin increased to 18.8% of net sales from 17.4% of net sales in the prior year’s second quarter. This improvement was primarily driven by higher net sales during the quarter, with selling prices more closely aligned with commodity acquisition costs compared to the second quarter of the prior year. Additionally, reduced manufacturing spending and operational efficiencies contributed to the overall increase in gross profit.

Operating Expenses, net

Total operating expenses were essentially flat compared to the prior year’s second quarter, increasing by $0.3 million. The slight increase was primarily driven by higher incentive compensation, largely offset by lower marketing, insights, freight, third-party warehouse and compensation costs. As a percentage of net sales, total operating expenses declined to 10.5% from 10.9% in the prior comparable quarter, reflecting the factors noted above, and a higher net sales base.

Inventory

The value of total inventories on hand at the end of the current second quarter increased $29.6 million, or 14.4%. The increase was driven by higher commodity acquisition costs across all major nut types except for peanuts and inshell walnuts, as well as greater on-hand quantities of work in process and finished goods inventory to support forecasted demand. The weighted average cost per pound of raw nut and dried fruit input stock on hand increased 11.8% year over year primarily due to higher acquisition costs for all major tree nuts except for inshell walnuts, partially offset by lower acquisition cost of peanuts and lower on-hand quantities of almonds and cashews.

Six Month Results

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Net Sales increased 6.3% to $613.5 million. The increase in net sales was primarily attributable to a 12.2% increase in weighted average selling price per pound, which was partially offset by a 5.3% decrease in sales volume.
•
Sales volume decreased 5.3%, primarily due to lower sales volume in the consumer and contract manufacturing channels, partially offset by year-to-date growth in the commercial ingredient channel.
•
Gross profit margin increased to 18.5% of net sales compared to 17.1% in the prior period. The increase was mainly attributable to the factors noted above and a one-time pricing concession in the prior year first quarter to a bar customer that did not recur in this fiscal year.
•
Operating expenses decreased $2.1 million to $60.3 million. The decrease in total operating expenses was primarily driven by lower marketing and insights spending, reduced third-party warehouse costs, decreased freight expenses, lower compensation and lower third-party recruitment expenses. These savings were partially offset by an increase in incentive compensation.
•
Diluted EPS increased 44.4%, or $0.96 per diluted share, to $3.12.

In closing, Mr. Sanfilippo commented, “We remain committed to driving growth and profitability to deliver long-term value to our shareholders. At the start of the third quarter, we distributed a special dividend of $1.00 per share, reflecting our strong financial position and disciplined capital allocation strategy. This return of capital to our shareholders occurred concurrently with one of the largest capital expenditure initiatives in our Company’s history. These strategic investments position us to enhance operational efficiency, expand production capacity and capture emerging market opportunities to support sustained growth and profitability.”

Conference Call

The Company will host an investor conference call and webcast on Friday, January 30, 2026, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To register for the call, please click on the Participant Registration by register using this link: https://register-conf.media-server.com/register/BI2a3f69fc52424526b35527d8ea48fbc7. After registering, an email will be sent, including dial-in details and a unique access code required to join the live call. Please ensure you have registered at least 15 minutes prior to the conference call time.

This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut and bars categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients due to tariffs and other import restrictions and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages or other disruptions in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities, our inability to meet or fulfill customer orders on a timely basis, if at all, or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Twenty-Six Weeks Ended
	December 25, 2025	December 26, 2024	December 25, 2025	December 26, 2024
Net sales	$314,777	$301,067	$613,460	$577,263
Cost of sales	255,608	248,816	500,197	478,468
Gross profit	59,169	52,251	113,263	98,795
Operating expenses:
Selling expenses	21,143	22,620	39,023	42,459
Administrative expenses	12,051	10,262	21,248	19,960
Total operating expenses	33,194	32,882	60,271	62,419
Income from operations	25,975	19,369	52,992	36,376
Other expense:
Interest expense	503	772	1,487	1,288
Rental and miscellaneous expense, net	574	347	1,150	758
Pension expense (excluding service costs)	389	361	778	722
Total other expense, net	1,466	1,480	3,415	2,768
Income before income taxes	24,509	17,889	49,577	33,608
Income tax expense	6,552	4,294	12,894	8,354
Net income	$17,957	$13,595	$36,683	$25,254
Basic earnings per common share	$1.54	$1.17	$3.14	$2.17
Diluted earnings per common share	$1.53	$1.16	$3.12	$2.16
Weighted average shares outstanding
— Basic	11,690,152	11,647,791	11,680,669	11,640,598
— Diluted	11,739,426	11,710,091	11,743,313	11,713,727

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	December 25, 2025	June 26, 2025	December 26, 2024
ASSETS
CURRENT ASSETS:
Cash	$2,400	$585	$336
Accounts receivable, net	79,823	76,656	81,200
Inventories	235,427	254,600	205,842
Prepaid expenses and other current assets	19,566	14,583	19,320
	337,216	346,424	306,698

PROPERTIES, NET:	187,613	178,219	174,129

OTHER LONG-TERM ASSETS:
Intangibles, net	15,560	16,178	16,807
Deferred income taxes	—	5,782	3,900
Operating lease right-of-use assets	26,941	27,824	29,019
Equipment deposits	40,475	12,438	7,203
Other assets	9,924	10,738	7,497
	92,900	72,960	64,426
TOTAL ASSETS	$617,729	$597,603	$545,253

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$10,000	$57,584	$49,753
Current maturities of long-term debt	3,131	941	834
Accounts payable	79,897	60,479	64,585
Bank overdraft	2,763	294	1,953
Dividends payable	11,704	—	—
Accrued expenses	40,911	36,748	32,937
	148,406	156,046	150,062

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	28,839	14,564	5,969
Retirement plan	28,794	27,921	26,773
Long-term operating lease liabilities	23,142	24,224	25,754
Deferred income taxes	3,935	—	—
Other	14,489	14,151	11,064
	99,199	80,860	69,560

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26	26
Common Stock	92	92	92
Capital in excess of par value	141,665	139,724	137,858
Retained earnings	228,981	221,495	187,815
Accumulated other comprehensive income	564	564	1,044
Treasury stock	(1,204)	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	370,124	360,697	325,631
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$617,729	$597,603	$545,253